                                                                  EXHIBIT 77 (c)
     MORGAN STANLEY SELECT DIMENSIONS INVESTMENT SERIES - FOCUS GROWTH PORTFOLIO
                                          RESULTS OF SPECIAL SHAREHOLDER MEETING

On August 1, 2007, a Special Meeting of Shareholders of the Focus Growth
Portfolio was held to vote on the proposals set forth below and the voting results with respect to these proposals were as follows:

(1)  Change the Fund's classification from a diversified fund to a non-diversified fund:

     For          Against     Abstain    BNV*
     ----------------------------------------
     6,204,850   1,003,192   1,037,229    0

(2)  Removal of the words "consistent with an effort to reduce volatility" from the Fund's investment objective:

     For          Against     Abstain     BNV*
     -----------------------------------------
     6,282,376    934,681     1,028,215    0

*    Broker "non-votes" are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority.